Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Series A Convertible Preferred Shares, par value $0.001 per share, which are convertible into Common Stock, par value $0.001 per share, of China BCT Pharmacy Group, Inc., a company organized under the laws of Delaware, and that this Agreement may be included as an Exhibit to such joint filing.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Signature page to follow]

Signature Page

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of March 10, 2011.

Milestone Longcheng Limited	By: /s/ Yunli Lou Name: Yunli Lou Title: Director
Milestone China Opportunities Fund II, L.P.	By: /s/ Yunli Lou Name: Yunli Lou Title: Authorized Signatory
Milestone Capital Partners Limited	By: /s/ Yuen Ho Wan Name: Yuen Ho Wan Title: Authorized Signatory
Cherianne Limited	By: /s/ Yuen Ho Wan Name: Yuen Ho Wan Title: Director
Yuen Ho Wan	/s/ Yuen Ho Wan
James Ngai	/s/ James Ngai